Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2008 FIRST QUARTER RESULTS
New York, May 5, 2008—NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the first quarter ended March 31, 2008. The Company reported a net loss for the three months ended March 31, 2008 of $29.7 million, or $3.42 per share, compared with net earnings of $7.5 million, or $.82 per diluted share, for the first quarter of 2007.
     Net realized investment losses after taxes were $21.0 million or $2.41 per share for the first quarter of 2008 as compared to net realized investment gains of $172,000, or $.02 per diluted share, for the first quarter of 2007. The realized investment losses in the first quarter of 2008 were almost entirely attributable to the decline in the current market value of “super senior” residential mortgage backed securities held by the Company. These securities are rated AAA by S&P, are collateralized by pools of “Alt A” mortgages, and receive priority payments from these pools. “Alt A” mortgages are not considered subprime mortgages. The Company expects to collect the full amount of its investment if these securities are held to maturity, but current conditions in the financial markets have led the Company to record other-than-temporary declines in their current market value in its financial statements. The Company continues to receive all interest and principal payments due on these securities.
     Net investment income (loss) amounted to $(13.0) million for the first quarter of 2008 as compared to $11.9 million for the same period of 2007. Investment income in the first quarter of 2008 reflects investment losses of $3.0 million from limited partnerships and $11.9 million due to a decline in the market value of investments categorized as trading securities. These trading securities included municipal bonds, preferred stocks, commercial middle market debt, hedged positions and exchange-traded funds.
     Gross premiums written of $71.6 million and net premiums written of $59.9 million for the first quarter of 2008 increased by 4% and 13%, respectively, from the same period of 2007. Gross and net premiums written in the first quarter of 2008 reflected increases in the excess workers’ compensation and casualty lines contained within the Other Liability segment.
     The Company’s loss ratio was 57.9% for the first quarter of 2008, as compared with a loss ratio of 55.1% during the first quarter of 2007. Favorable loss reserve development amounted to $1.0 million and $1.4 million during the first quarters of 2008 and 2007, respectively. The increase in the loss ratio was largely related to a changing mix of business, a large portion of which was due to increases in excess workers’ compensation insurance. The Company’s combined ratio was 99.4% for the three months ended March 31, 2008 as compared with 97.8% for the same period of 2007.
     Total revenues for the first quarter of 2008 were $(301,000) compared with $52.1 million for the same period of 2007. While net premiums earned increased by $5.2 million to $44.9 million during the first quarter, this was more than offset by declines in net investment income of $24.9 million and realized investment losses of $32.5 million.
     At March 31, 2008 the Company’s total cash, investments and net receivable for securities sold amounted to $634.0 million. The investment portfolio at March 31, 2008 consisted of cash, short-term investments and net receivable for securities sold of $111.0 million, or 17.5%; fixed maturities and other debt investments of $245.9 million, or 38.8%, limited partnership hedge funds of $181.1 million, or 28.6%; and preferred stocks and equity securities of $96.0 million, or 15.1%. The Company’s portfolio of “super senior” mortgage securities was carried at $99.2 million as of March 31, 2008 and was included within the fixed maturities total.
     During the first quarter of 2008, the Company repurchased 20,300 shares of its common stock at an average price of $22.97.
     Book value per share declined to $28.10 at March 31, 2008, from book value per share of $31.56 at December 31, 2007.
     George Kallop, President and Chief Executive Officer, in commenting on the overall results for the first quarter said, “Our insurance operations continued to perform quite well during the first quarter of 2008. Net premiums written and net premiums earned increased by 13% over the first quarter of 2007. At the same time our loss ratio of 57.9% was well within acceptable limits. Although the loss ratio is somewhat higher than last year, this is substantially attributable to our growing book of excess workers’ compensation insurance. We were also pleased to announce the acquisition of a book of professional liability business oriented to insurance brokers and agents, and the formation of MMO Agencies. MMO Agencies has been staffed with experienced industry veterans and will focus on generating additional premium growth through a network of general agents with binding authority subject to underwriting criteria established and monitored by NYM.
     “Regrettably, continued turmoil in the financial markets resulted in significant declines in the market value of most investment assets as recorded in the Company’s financial statements. As a consequence, the Company recorded substantial losses in investment income as well as realized losses. It is important to point out, however, that the Company still owns most of the securities affected by these write-downs and if they recover in market value the Company will benefit from any such recoveries. In addition, all of the Company’s fixed maturities continue to pay interest and dividends when due, and the effective yield on these investments will increase substantially due to the write down in carrying values. Further, the credit quality of these assets remains solid. Our

‘super senior’ mortgage securities are still rated AAA and are backed by subordination levels, currently at 27-50%, our municipal bonds have ratings on average of AA without regard to any insurance, our preferred stocks are rated on average AA-, and our holdings in cash and short term investments are rated AAA. Lastly, we remain comfortable with our overall position in hedge funds, although culling of selective funds will continue as we monitor their performance over time.
     “While the first quarter financial results are disappointing, we remain focused on building shareholder value over time.”
     NYMAGIC, INC. will hold a conference call on its first quarter 2008 financial results live on Tuesday, May 6, 2008 at 9:00 A.M. ET. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 44418910 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID# 44418910.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2008 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates that inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Net premiums earned	$44,905	$39,742
Net investment (loss) income	(13,017)	11,866
Net realized investment (losses) gains	(32,248)	264
Commission and other income	59	229

Total revenues	(301)	52,101

Expenses:
Net losses & loss adjustment expenses	26,021	21,891
Policy acquisition expenses	9,835	8,752
General & administrative expenses	8,766	8,228
Interest expense	1,677	1,674

Total expenses	46,299	40,545

(Loss) Income before income taxes	(46,600)	11,556

Total income tax (benefit) expense	(16,852)	4,037

Net (loss) earnings	($29,748)	$7,519

(Loss) earnings per share:
Basic	($3.42)	$.85

Diluted	($3.42)	$.82

Weighted average shares outstanding:
Basic	8,707	8,862
Diluted	8,707	9,222
Balance sheet data:

	March 31,	December 31,
	2008	2007
Shareholders’ equity	$248,809	$279,446
Book value per share (1)	$28.10	$31.56

(1)	Calculated on a fully diluted basis.

Supplementary information:
NYMAGIC Gross Premiums Written By Segment

	Three months ended March 31,
	2008	2007	Change
	(dollars in thousands)

Ocean marine	$22,241	$25,493	(13)%
Inland marine/fire	3,568	3,597	(1)%
Other liability	45,774	39,465	16%

Subtotal	71,583	68,555	4%
Runoff lines (Aircraft)	45	19	NM

Total	$71,628	$68,574	4%

NYMAGIC Net Premiums Written By Segment

	Three months ended March 31,
	2008	2007	Change
	(dollars in thousands)

Ocean marine	$17,554	$18,187	(3)%
Inland marine/fire	1,241	1,277	(3)%
Other liability	41,044	33,471	23%

Subtotal	59,839	52,935	13%
Runoff lines (Aircraft)	78	27	NM

Total	$59,917	$52,962	13%

NYMAGIC Net Premiums Earned By Segment

	Three months ended March 31,
	2008	2007	Change
	(dollars in thousands)

Ocean marine	$17,823	$18,764	(5)%
Inland marine/fire	1,645	1,329	24%
Other liability	25,359	19,622	29%

Subtotal	44,827	39,715	13%
Runoff lines (Aircraft)	78	27	NM

Total	$44,905	$39,742	13%

     Net investment (loss) income results:

	Three months ended
	March 31,
	2008	2007
	(in millions)

Fixed maturities, available for sale	$$2.0	$4.3
Fixed maturities, trading securities	(11.9)	0.6
Short-term investments	1.0	1.8
Equity in earnings (loss) of limited partnerships	(3.0)	6.0

Total investment (loss) income	(11.9)	12.7
Investment expenses	(1.18)	(0.8)

Net investment (loss) income	$(13.0)	$11.9

CONTACT:
          NYMAGIC, INC.
          George R. Trumbull/A. George Kallop, 212-551-0610
                    or
          Richard Lewis Communications
          Richard Lewis/Mary Kate Dubuss, 212-827-0020